Filed pursuant to Rule 433

Registration No. 333-224298

February 14, 2019

Final Term Sheet
CAD 1,000,000,000 2.000% Global Notes due 2022

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	CAD 1,000,000,000
Denomination:	CAD 1,000
Maturity:	February 7, 2022
Redemption Amount:	100%
Interest Rate:	2.000% per annum, payable in two equal semi-annual installments in arrears
Date of Pricing:	February 14, 2019
Closing Date:	February 22, 2019
Interest Payment Dates:	February 7 and August 7 in each year
First Interest Payment Date:	August 7, 2019 (for interest accrued from, and including, February 22, 2019 to, but excluding, August 7, 2019)
Interest Payable on First Interest Payment Date:	CAD 9,095,890.41 (for aggregate principal amount of CAD 1,000,000,000)
Currency of Payments:	USD unless noteholder elects CAD
Price to Public/Issue Price:	99.775%
Underwriting Commissions:	0.000%
Proceeds to Issuer:	99.775%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	For payments in USD: New York and Toronto For payments in CAD: Toronto
Business Day Convention:	Following, unadjusted
Day Count Fraction:	Actual/Actual Canadian Compound Method
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None
Clearing System:	DTC (deliverable through CDS, CBL and Euroclear)
ISIN:	US500769HY37
CUSIP:	500769HY3
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BMO Capital Markets RBC Capital Markets TD Securities
Stabilization Manager:	Bank of Montreal, London Branch
Registrar:	Deutsche Bank Trust Company Americas
Paying Agent:	Deutsche Bank Trust Company Americas
Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/821533/000104746918003759/a2235405z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/821533/000104746918003754/a2235558z424b3.htm. Alternatively, Bank of Montreal, London Branch will arrange to send you the prospectus, which you may request by calling toll-free: +1-866-864-7760.

Notice by the Managers to Distributors regarding MiFID II Product Governance

The Managers acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the Managers in respect of the notes in accordance with the product governance rules under MiFID II has led the Managers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the Managers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the Managers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.